THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THIS SUBSCRIPTION AGREEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE SECURITIES ACT AND UNDER PROVISIONS OF APPLICABLE STATE SECURITIES LAWS.

                         8% CONVERTIBLE PREFERRED STOCK
                             SUBSCRIPTION AGREEMENT

                                SGI INTERNATIONAL

THIS AGREEMENT is executed in reliance upon the transaction exemption afforded by Regulation S as promulgated by the Securities and Exchange Commission ("SEC"), under the Securities Act of 1933, as amended (the "Act").

This Agreement has been executed by the undersigned in connection with the private placement of the 8% Convertible Preferred Stock Series 97-G (hereinafter referred to as the "Preferred Stock") of SGI INTERNATIONAL (OTC Bulletin Board symbol "SGII"), located at 1200 Prospect Street, Suite 325, La Jolla, CA 92037, a corporation organized under the laws of Utah, USA (hereinafter referred to as the "Company"). The terms on which the Preferred Stock may be converted into Common Stock of the Company (the "Common Stock") and the other terms of the Preferred Stock are set forth in the Amended Certificate of Secretary of the 8% Convertible Preferred Stock Series 97-G (the "Amended Certificate of Secretary" annexed hereto as Exhibit A). In addition, the Company will sell to Subscriber a warrant ("Warrant") to purchase Fifteen Thousand (15,000) shares of common stock of the Company per Five Hundred Thousand ($500,00.00) Dollars (such number of shares of common stock underlying the Warrant shall be pro rated as per each subscription amount) for a period of five (5) years from the Closing Date (as defined herein), as per the terms of a separate Stock Purchase Warrant (Exhibit B annexed hereto). This Subscription and, if accepted by the Company, the offer and sale of the Preferred Stock (the "Shares"), Warrants and the underlying Common Stock (the "Underlying Shares", and collectively the "Securities"), are being made in reliance upon the provisions of Regulation S under the Act.

The Closing Date shall be January , 1998 (as determined in accordance with
Section 1.1 herein).

The undersigned, DOMINION CAPITAL, LTD., located at c/o Bahamas Financial Center, Shirley & Charlotte Streets, 3rd Fl., P.O. Box CB 13136, Nassau, Bahamas, a corporation (limited liability company) organized under the laws of Bahamas, a non-USA jurisdiction (hereinafter referred to as "Subscriber" or "Purchaser"), hereby represents and warrants to, and agrees with the Company as follows:

Section 1. Agreement to Subscribe: Purchase Price.

1.1 Closing Date. The Company will sell and the Subscriber will buy an aggregate of Five Hundred (500) shares of Preferred Stock for an aggregate purchase price of Five Hundred Thousand ($500,000) U.S. Dollars (the "Purchase Price") based on U.S. $1,000 per share. Dividends will accrue and be paid at the rate of eight (8%) percent on the outstanding principal amount of the Shares until the Shares have been completely converted, provided, however, all dividends thereon shall only be payable in common stock of the Company and not in cash. Dividends shall be calculated at the Conversion Price on the Conversion Date (as such terms are defined in the Amended Certificate of Secretary) when converted.

1.2 Additional Consideration. As consideration for Subscriber to have entered into this Agreement for the purchase of additional shares of Preferred Stock and the elimination of penalties in this Agreement solely regarding in the event the Company does not register the stock in a timely fashion, an additional shares of restricted common stock (the "Restricted Shares") of the Company shall be delivered on the Closing Date. This consideration is specifically limited to Subscriber who is purchasing 97-G Preferred Stock from the Company.

1.3 Form of Payment. Subscriber shall pay the Purchase Price by delivering good funds in United States Dollars by wire transfer to Goldstein, Goldstein & Reis, LLP, Escrow Agent, against delivery of the original Securities. The parties have entered into an Escrow Agreement annexed hereto as Exhibit C which is incorporated by this reference.

1.4 Wire Instructions. Wire instructions for Goldstein, Goldstein & Reis, LLP are as follows:

Chase Manhattan Bank, N.A.
ABA No. 021000021
For the Account of:
United States Trust Company of New York
Account No. 920-1-073195
In favor of:
Goldstein, Goldstein & Reis, LLP Attorney Escrow Account
Account No. 59-01383

Section 2. Representation and Warranties of the Subscriber. Each Subscriber severally acknowledges, represents, warrants and agrees as follows:

2.1 Organizations and Authorization. Subscriber is duly incorporated or organized and validly existing in the country of its incorporation or organization and has all requisite power and authority to purchase and hold the Securities. The decision to invest and the execution and delivery of this Agreement by the Subscriber, the performance by the Subscriber of its obligations hereunder and the consummation by the Subscriber of the transactions contemplated hereby have been duly authorized and requires no other proceedings on the part of the Subscriber. The Undersigned's signatory has all right, power and authority to execute and deliver this Agreement on behalf of the Subscriber. This Agreement has been duly executed and delivered by the Subscriber and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Subscriber, enforceable against the Subscriber in accordance with its terms and the Subscriber can afford the complete loss of Subscriber's investment.

2.2 Evaluation of Risks. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Company and of protecting its interests in connection with this transaction. It recognizes that its investment in the Company involves a high degree of risk and the Subscriber can afford the complete loss of Subscriber's investment.

2.3 Independent Counsel. Subscriber acknowledges that it has been advised to consult with its own attorney regarding legal matters concerning the Company and to consult with its tax advisor regarding the tax consequences of acquiring the Securities.

2.4 Disclosure Documentation. Subscriber has received and reviewed copies of the Company's reports filed under the Securities Exchange Act of 1934, as amended (the "1934 Act"), including its 10-Ks, and 10-Qs, filed by the Company since December 31, 1994 (collectively, the "Reports"). Except for the Reports, Subscriber is not relying on any other information relating to the offer and sale of the Securities. Subscriber acknowledges that the Company has offered to make available any additional public information that the Subscriber may reasonably request, including technical information, and other material information about the Company and Subscriber has been offered Company's full and unconditional cooperation in making such information available to Subscriber and acknowledges that the Company has recommended that the Subscriber request and review such information prior to making an investment decision. No oral or written representations have been made, or oral or written information furnished to the undersigned or its advisors, if any, in connection with the offering of the Securities which were or are in any way inconsistent with the Reports.

2.5 Opportunity to Ask Questions. Subscriber has had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Company and the offering, and all such questions, if any, have been answered to the full satisfaction of Subscriber.

2.6 Reports Constitute Sole Representations. Except as set forth in the Reports, no representations or warranties have been made to Subscriber by (a) the Company or any agent, employee or affiliate the Company or (b) any other person, and in entering into this transaction Subscriber is not relying upon any information, other than that contained in the Reports and the results of independent investigation by Subscriber.

2.7 Subscriber is Accredited Investor. The undersigned is an "Accredited Investor" as defined below who represents and warrants it is included within one or more of the following categories of "Accredited Investors."

(i) Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan associated or other institution as defined in Section 3(a)(5)A of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the 1934 Act; any insurance company as defined in Section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in
Section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivision, for the benefits of its employees if such plan has total assets in excess of $5,000,000, any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(ii) Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

(iii) Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(iv) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer,

(v) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

(vi) Any natural person who had an individual income in excess of $200,000 in each of the two (2) most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching that same income level in the current year;

(vii) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Act;

(viii) Any entity in which all of the equity owners are accredited investors;
and

(ix) Any self-directed employee benefit plan with investment decisions made solely by persons that are accredited investors within the meaning of Rule 501 of Regulation D promulgated under the Act.

2.8 No Registration, Review or Approval. Subscriber acknowledges and understands that the limited private offering and sale of Securities pursuant to this Agreement has not been reviewed or approved by the SEC or by any state securities commission, authority or agency, and is not registered under the Act or under the securities or "blue sky" laws, rules or regulations of any state. Subscriber acknowledges, understands and agrees that the Securities are being offered and sold hereunder pursuant to (i) a private placement exemption to the registration provisions of the Act pursuant to Section 3(b) or Section 4(2) of such Act and Regulation S promulgated under such Act, and (ii) a similar exemption to the registration provisions of applicable state securities laws. Subscriber understands that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Subscriber set forth herein in order to determine the applicability of such exemptions and the suitability of Subscriber to acquire the Securities. Subscriber will advise Company of the state of its residence prior to executing this or any other agreement to enable the Company to comply with applicable "blue sky" laws.

2.9 Investment Intent. Without limiting its ability to resell the Securities pursuant to an effective registration statement, Subscriber is acquiring the Securities solely for its own account and not with a view to the distribution, assignment or resale to others. Subscriber understands and agrees that it may bear the economic risk of its investment in the Securities for an indefinite period of time. Subscriber does not now have any short position or hedge position in the Company's Common Stock nor will the Subscriber make any promissory notes and/or pledges to that effect on the Company's Common Stock.

2.10 No Advertisements. The Subscriber is not subscribing for Securities as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or presented at any seminar or meeting.

Section 3. Further Representations and Warranties of the Subscriber. Subscriber further acknowledges, represents, warrants and agrees as follows:

3.1 Offering Outside the United States. The Subscriber is not a "U.S. Person" as defined in Regulation S (as the same may be amended from time to time) promulgated under the Act.(1) At the time the buy order for this transaction was originated, Subscriber was outside the United States and no offer to purchase the Securities was made in the United States. Subscriber agrees not to reoffer or sell the Securities, or to cause any transferee permitted hereunder to reoffer or sell the Securities, within the United States, or for the account or benefit of a U.S. Person, (i) as part of the distribution of the Securities at any time, or (ii) otherwise, until at least forty (40) days after the Securities are issued, and, in either case, only in a transaction meeting the requirements of Regulation S under the Act, including without limitation, where the offer (i) is not made to a person in the United States and either (A) at the time the buy order is originated, the Buyer is outside the United States or the Company and any person acting on its behalf reasonably believe that the buyer is outside the United States, or (B) the transaction is executed in, on or through the facilities of a designated offshore securities market and neither the seller nor any person acting on its behalf knows that the transaction has been pre-arranged with a buyer in the United States; and (ii) no directed selling efforts shall be made in the United States by the buyer, an affiliate or any person acting on their behalf, or in a transaction registered under the Act or pursuant to an exemption from such registration.

3.2 Transfer Restrictions/Conversion Holding Period.

(i) The transaction restriction in connection with this offshore offer and sale restricts Subscriber from offering and selling to U.S. Persons, or for the account or benefit of a U.S. Person, for a period of time. Rule 903(c)(2) of Regulation S sets forth a forty (40) day transaction restriction and is defined herein as the "Restricted Period." The Preferred Stock is convertible into the Underlying Shares, at the option of the Subscriber, at any time forty one (41) days after the Closing Date (the "Holding Period").

-------------------------------------

(i) Pursuant to Regulation S. a "U.S. Person" means: (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which any executor or administrator is a U.S. Person, (iv) any trust of which any trustee is a U.S. Person, (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person, (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual resident in the United States), or (viii) any partnership or corporation if organized under the laws of any foreign jurisdiction and formed by any U.S. Person principally for the purpose of investing in securities not registered under the Act, unless it is organized or incorporated and owned by accredited investors (as defined in Rule 501(a) under the Act) who are not natural persons, estates or trusts.

(ii) A legend substantially in the form of Section 14 herein has been or will be placed on any certificates or other documents evidencing the Securities so as to restrict the resale, pledge, hypothecation or other transfer thereof in accordance with the provisions hereof and the provisions of Regulation S promulgated under the Act and the Holding Period.

---------------------------------------

3.3 Transfer Restrictions Regarding. Upon conversion of any part or all of the Preferred Stock and/or Warrants at any time after the Holding Period, if the holder of the Preferred Stock being converted (or Warrant being exercised) makes the certification, pursuant to the appropriate Notice of Conversion attached hereto as Exhibits E and F, that such holder has complied with all of the requirements of Regulation S and such other requirements as set forth herein, then the Company shall cause the Transfer Agent to deliver the Underlying Shares upon such conversion (or exercise) without a restrictive legend or stop transfer instructions by delivering a Regulation S opinion substantially in the form annexed hereto as Exhibit G, otherwise the Underlying Shares shall be considered restricted securities and certificates representing such Underlying Shares shall contain restrictive legends and stop transfer instructions will be placed with the Company's transfer agent regarding such Underlying Shares.

The Subscriber understands that the Company is the issuer of the securities which are the subject of this Agreement, and that, for purposes of Regulation S, a "distributor" is any underwriter, dealer or other person who participates, pursuant to a contractual arrangement, in the distribution of securities offered or sold in reliance on Regulation S and that an "affiliate" is any partner, officer, director or any person directly or indirectly controlling, controlled by or under common control with the person in question. In this regard, the Subscriber shall not, during the 40-day Restricted Period set forth under Rule 903(c)(2), act as a distributor, either directly or through any affiliate, nor shall he sell, transfer, hypothecate or otherwise convey the Securities or any interest therein, other than outside the United States to a non-U.S. person.

Section 4. Representations and Warranties of the Company. For so long as any Securities held by Subscriber remains outstanding, the Company acknowledges, represents, warrants and agrees as follows:

4.1 Organization/Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Utah and is in good standing under such laws. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets, and to carry on its business as presently conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except where failure to so qualify would not have a material adverse effect on the Company.

4.2 Accuracy of Reports and Information. To the best of its knowledge, the Company is in compliance, to the extent applicable, with all reporting obligations under either Section 12(b), 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has registered its Common Stock pursuant to Section 12 of the Exchange Act and the Common Stock is listed and trades on the OTC Bulletin Board.

The Company has filed all material required to be filed pursuant to all reporting obligations, under either Section 13(a) or 15(d) of the Exchange Act for a period of at least twelve (12) months immediately preceding the offer and sale of the Securities (or for such shorter period that the Company has been required to file such material).

4.3 SEC Filings/Full Disclosure. For a period of at least twelve (12) months immediately preceding this offer and sale, or such shorter period that the Company has been required to file such Reports as defined herein, to the best of the Company's knowledge (i) none of the Company's filings with the Securities and Exchange Commission contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, and (ii) the Company has timely filed all requisite forms, reports and exhibits thereto with the Securities and Exchange Commission.

There is no fact known to the Company (other than general economic conditions known to the public generally) that has not been publicly disclosed by the Company or disclosed in writing to the Subscriber which (i) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or on earnings, business affairs, properties or assets of the Company, or (ii) could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

4.4 Authorization. The Company has all requisite corporate right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance and delivery of the Shares and the performance of the Company's obligations hereunder has been taken. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy as they may apply to the indemnification provisions set forth in this Agreement. Upon their issuance and delivery pursuant to this Agreement, the Shares will be validly issued, fully paid and nonassessable and will be free of any liens or encumbrances; provided, however, that the Shares are subject to restrictions on transfer under state and/or federal securities laws. The issuance and sale of the Shares will not give rise to any preemptive right or right of first refusal or right of participation on behalf of any person.

4.5 No Conflict. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default, or give rise to a right of termination, cancellation or acceleration of any material obligation or to a loss of a material benefit, under, any provision of the Articles of Incorporation, and any amendments thereto, Bylaws, Stockholders Agreements and any amendments thereto of the Company or any material mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree statute, law, ordinance, rule or regulation applicable to the Company, its properties or assets and which would have a material adverse effect on the Company's business and financial condition.

4.6 No Undisclosed Liabilities or Events. The Company has no liabilities or obligations other than those disclosed in the Reports, this Agreement or those incurred in the ordinary course of the Company's business since September 30, 1997, and which individually or in the aggregate, do not or would not have a material adverse effect on the properties, business, condition (financial or otherwise), results of operations or prospects of the Company. No event or circumstance has occurred or exists with respect to the Company or its properties, business, condition (financial or otherwise), results of operations or prospects, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed.

4.7 No Default. The Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it is or its property is bound, and neither the execution, nor the delivery by the Company, nor the performance by the Company of its obligations under this Agreement, including the conversion provision of the Shares, will conflict with or result in the breach or violation of any of the terms or provisions of, or constitute a default or result in the creation or imposition of any lien or charge on any assets or properties of the Company under, any material indenture, mortgage, deed of trust or other material agreement applicable to the Company or instrument to which the Company is a party or by which it is bound or any statute or the Articles of the Company, or, to the best of the Company's knowledge, any decree, judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or its properties, or the Company's listing agreement for its Common Stock.

4.8 Absence of Events of Default. Except as set forth in the Reports and this Agreement, no Event of Default, as defined in the respective agreement to which the Company is a party, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (as so defined), has occurred and is continuing, which would have a material adverse effect on the Company's business, properties, prospects, condition (financial or otherwise) or results of operations.

4.9 Governmental Consent. Etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated hereby, except as may be required by applicable securities laws.

4.10 Intellectual Property Rights. Except as disclosed in the Reports, the Company has sufficient trademarks, trade names, patent rights, copyrights and licenses to conduct its business as presently conducted in the Reports. To the Company's knowledge, neither the Company nor its products is infringing or will infringe any trademark, trade name, patent right, copyright, license, trade secret or other similar right of others currently in existence; and the Company is not aware of any claim being made against the Company regarding any trademark, trade name, patent, copyright, license, trade secret or other intellectual property right which could have a material adverse effect on the business or financial condition of the Company.

4.11 Material Contracts. Except as set forth in the Reports, the agreements to which the Company is a party described in the Reports are valid agreements, in full force and effect the Company is not in material breach or material default under any of such agreements.

4.12 Litigation. Except as disclosed in the Reports, there is no action, proceeding or investigation pending, or to the Company's knowledge threatened, against the Company which might result, either individually or in the aggregate, in any material adverse change in the business, prospects, conditions, affairs or operations of the Company. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

4.13 Title to Assets. Except as set forth in Reports, the Company has good and marketable title to all properties and material assets described in the Reports as owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company.

4.14 Subsidiaries. Except as disclosed in the Reports, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, association or other business entity.

4.15 Required Governmental Permits. To the best of the Company's knowledge, the Company is in possession of and operating in compliance with all authorizations, licenses, certificates, consents, orders and permits from state, federal and other regulatory authorities which are material to the conduct of its business, all of which are valid and in full force and effect.

4.16 Listing. The Company will use its best efforts to maintain the listing of its Common Stock on the OTC Bulletin Board or other organized United States market or quotation system. The Company has not received any notice, oral or written, regarding continued listing and, as long as the Preferred Shares and Warrants are outstanding, the Company will take no action which would impact their continued listing or eligibility of the Company for such listing.

4.17 Other Outstanding Securities/Financing Restrictions. Except as disclosed in the Reports, and Addenda 1, there are no other outstanding securities, debt or equity presently convertible into Common Stock. Except as disclosed in the Reports, and herein, the Company has no outstanding restricted shares, or shares of Common Stock sold under Regulation S, Regulation D or outstanding under any other exemption from registration, which are available for sale as unrestricted ("free trading") stock.

4.18 Registration Alternative. The Company covenants and agrees that in the event the terms of Regulation S are materially altered so that the Subscriber is unable to convert the Preferred Stock immediately after the Holding Period, the Company (i) agrees to use its best efforts to include the Underlying Shares in any registration statement which is being prepared but not yet filed, or in any registration statement which has been filed, but not yet declared effective, at the time Regulation S is materially altered, or (ii) the Subscriber may exercise its registration rights under the terms and conditions of the Registration Rights Agreement attached hereto as Exhibit D. The Company and the Subscriber shall provide to the Transfer Agent any and all papers necessary to complete the transfer under Regulation S. including, but not limited to, opinions of counsel to the Transfer Agent, (i) continue to file all material required to be filed pursuant to Sections 13(a) or 15(d) of the Exchange Act, and (ii) not knowingly engage in directed selling efforts in connection with the resale of securities by Subscriber under Regulation S.

4.19 Reporting Issuer Company Status. The Company is a "Reporting Issuer" as defined in Rule 902 of Regulation S. The Company is in full compliance, to the extent applicable, with all reporting obligations under either Section 12(b), 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall use its best efforts to maintain such status on a timely basis. The Company has registered its Common Stock pursuant to Section 12 of the Exchange Act and the Common Stock trades on the OTC Bulletin Board.

4.20 Capitalization. The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, no par value per share, and 20,000,000 shares of nonvoting Preferred Stock, $.01 par value. All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

4.21 Dilution. The Company is aware and acknowledges that conversion of the Preferred Stock would cause dilution to existing shareholders and could significantly increase the outstanding number of shares of Common Stock.

Section 5. Further Representations and Warranties of the Company. For so long as any Securities held by the Subscriber remain outstanding, the Company acknowledges, represents, warrants and agrees as follows:

(i) It will reserve from its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit the conversion in full of the outstanding Securities.

(ii) It will use its best efforts to maintain the listing of its Common Stock on the OTC Bulletin Board.

(iii) It will permit the Subscriber to exercise its right to convert the Preferred Stock and/or Warrants by telecopying an executed and completed Notice of Conversion and/or Notice of Exercise to the Company and delivering the original Notice of Conversion and/or original Notice of Exercise and the certificate representing the Preferred Stock and/or the original Warrant to the Company by express courier. Each business date on which a Notice of Conversion and/or Notice of Exercise is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a conversion date and/or exercise date. The Company will use its best efforts to transmit the certificates representing shares of Common Stock issuable upon conversion of any Preferred Stock and/or exercise of any Warrants (together with the certificates representing the Preferred Stock not so converted) and/or Warrants not so exercised to the Subscriber via express courier, by electronic transfer or otherwise within three business days after the conversion and/or exercise date if the Company has received the original Notice of Conversion and Preferred Stock certificate being so converted and/or original Notice of Exercise and Warrants by such date. In addition to any other remedies which may be available to the Subscriber, in the event that the Company fails to use its best efforts to effect delivery of such shares of Common Stock within such three business day period, the Subscriber will be entitled to revoke the relevant Notice of Conversion and/or Notice of Exercise by delivering a notice to such effect to the Company whereupon the Company and the Subscriber shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion and/or Notice of Exercise. The Notice of Conversion and Preferred Stock and/or the Notice of Exercise and Warrants representing the portion of the Shares converted and/or exercised shall be delivered as follows:

To the Company:

Controller
SGI International
1200 Prospect Street, Suite 325
La Jolla, CA 92037
Fax: (619) 551-0247

In the event that the Common Stock issuable upon conversion of the Preferred Stock and/or exercise of the Warrants is not delivered, as a direct result of the negligence or action or inaction of the Company only, within five (5) business days of receipt by the Company of a valid Notice of Conversion and the Preferred Stock to be converted and/or Notice of Exercise and Warrants to be exercised (such date of receipt referred to as the "Conversion Date" and/or "Exercise Date"), the Company shall pay to the Purchaser, in immediately available funds, upon demand, as liquidated damages for such failure and not as a penalty, for each $100,000 of Preferred Stock sought to be converted for each one thousand (1000) shares of Common Stock sought to be exercised under the Warrant, $500 for each of the first ten (10) days and $1,000 per day thereafter that the Underlying Shares are not delivered, and for each one thousand (1000) shares of Common Stock sought to be exercised under the Warrant, $7.50 for each of the first ten (10) days and $15 per day thereafter that the Underlying Shares are not delivered, which liquidated damages shall run from the sixth business day after the Conversion Date and/or Exercise Date. Any and all payments required pursuant to this paragraph shall be payable only in shares of Common Stock and not in cash. The number of such shares shall be determined by dividing the total sum payable by the Conversion Price and/or Exercise Price.

Section 6. Opinion of Counsel. The Company shall have their counsel provide, at the Company's expense, an opinion of counsel acceptable to the transfer agent (if required) upon conversion of the Preferred Stock and/or exercise of Warrants, upon receipt of Notice of Conversion and/or Notice of Exercise from each.

Subscriber shall, upon the Closing, receive an opinion letter from counsel to the Company subject to reasonable and customary limitations and qualifications to the effect that:

(i) The Company is duly incorporated and validly existing under the laws and jurisdiction of its incorporation. The Company and/or its subsidiaries are duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the Company and/or its subsidiaries owns or leases properties, maintains employees or conducts business, except for jurisdictions in which the failure to so qualify would not have a material adverse effect on the Company, and has all requisite corporate power and authority to own its properties and conduct its business.

(ii) Except as set forth in the Reports to the best of Counsel's knowledge without an independent investigation, there is no action, proceeding or investigation pending, or to such counsel's knowledge, threatened against the Company which might result, either individually or in the aggregate, in any material adverse change in the business or financial condition of the Company.

(iii) Except as set forth in the Reports to the best of counsel's knowledge without an independent investigation, the Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

(iv) Except as set forth in the Reports to the best of counsel's knowledge without an independent investigation, there is no action, suit, proceeding or investigation by the Company currently pending, except for a lawsuit against Company's subsidiary, Automotive & Assembly Manufacturing, Inc. ("AMS") for breach of contract, which would not have a material adverse effect on Company.

(v) The Preferred Stock, which shall be issued at the closing, will be duly authorized and validly issued under the laws of the Company's State of Incorporation.

(vi) This Subscription Agreement, the issuance of the Shares and the issuance of Common Stock, upon conversion of the Shares, have been duly approved by all required corporate action and that all such securities, upon delivery, shall be validly issued and outstanding, fully paid and nonassessable.

(vii) The issuance of the Shares will not violate the applicable listing agreement between the Company and any securities exchange or market on which the Company's securities are listed.

(viii) Assuming the accuracy of the representation and warranties of the Company and the Subscriber set forth in this Subscription Agreement, the offer, issuance and sale of the Preferred Stock, Warrants and Underlying Shares to be issued upon exercise to the Subscriber pursuant to this Agreement are exempt from the registration requirements of the Act.

(ix) As more specifically described in the Reports, the authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, no par value per share ("Common Stock") and 20,000,000 shares of Preferred Stock, par value $.01 per shares.

(x) The Common Stock is registered pursuant to Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended, and to the best of Counsel's knowledge without an independent investigation the Company has timely filed all the material required to be filed pursuant to Sections 13(a) or 15(d) of such Act for a period of at least twelve months preceding the date hereof.

(xi) The Company has the requisite corporate power and authority to enter into the Agreements and to sell and deliver the Securities and the Common Stock to be issued upon the conversion of the Securities as described in this Agreement; the Agreement has been duly and validly authorized by all necessary corporate action by the Company, to our knowledge, no approval of any governmental or other body is required for the execution and delivery of each of the Agreements by the Company or the consummation of the transactions contemplated thereby; the Agreement has been duly and validly executed and delivered by and on behalf of the Company, and is a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors rights generally, and except as to compliance with federal, state and foreign securities laws, as to which no opinion is expressed.

(xii) To the best of our knowledge without an independent investigation, after due inquiry, the execution, delivery and performance of the Agreements by the Company and the performance of its obligations thereunder do not and will not constitute a breach or violation of any of the terms and provisions of, or constitute a default under or conflict with or violate any provision of (i) the Company's Certificate of Incorporation or By-Laws, (ii) any indenture, mortgage, deed of trust, agreement or other instrument to which the Company is a party or by which it or any of its property is bound, (iii) any applicable statute or regulation, (iv) or any judgment, decree or other of any court or governmental body having jurisdiction over the Company or any of its property.

Section 7. Opinion of Counsel Upon Conversion. The Company will obtain for the Subscriber, at the Company's expense, any and all opinions of counsel which may be reasonably required in order to convert the Preferred Stock, including, but not limited to, obtaining for the Subscriber an opinion of counsel (substantially in the form annexed hereto as Exhibit G), subject only to receipt of a Notice of Conversion in the form of Exhibit E or Exhibit F and receipt by Counsel of such representations, warranties, and documents as are determined to be necessary to comply with applicable securities laws, duly executed by the Subscriber which shall be satisfactory to the Transfer Agent, directing the Transfer Agent to remove the legend from the certificate.

Section 8. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Securities to the public without registration, the Company agrees to use its best efforts to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Act, at all times after the effective date on which the Company becomes subject to the reporting requirements of the Act or the Exchange Act;

(ii) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act;

(iii) to furnish to Purchaser forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Act and the 1934 Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as Purchaser may reasonably request in availing itself of any rule or regulation of the SEC allowing Purchaser to sell any such Securities without registration.

Section 8. Representations and Warranties of the Company and Subscriber. Each of Subscriber and the Company represent to the other the following with respect to itself:

8.1 Subscription Agreement. The Subscription Agreement has been duly authorized, validly executed and delivered on behalf of the Company and Subscriber and is a valid and binding agreement in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally.

8.2 No-Conflict. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, under, any provision of the Certificate of Incorporation, and any amendments thereto, Bylaws and any amendments thereto of the Company or any material mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree statute, law, ordinance, rule or regulation applicable to the Company, its properties or assets.

8.3 Approvals. Neither the Company nor Subscriber is aware of any authorization, approval or consent of any governmental body which is legally required for the issuance and sale of the Securities.

8.4 Indemnification. Each of the Company and the Subscriber agrees to indemnify the other and to hold the other harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees) which the other may sustain or incur in connection with the breach by the indemnifying party of any representation, warranty or covenant made by it in this Agreement.

8.5 Transfer Restrictions/Conversion Holding Period. Refer to Certificate of Designation (Exhibit A).

8.6 Demand Rights. The parties have entered into a Registration Rights Agreement (Exhibit D).

Section 9. Restrictions on Conversion of Preferred Stock. The Subscriber or any subsequent holder of the Preferred Stock (the "Holder") shall be prohibited from converting any portion of the Preferred Stock which would result in the Subscriber or the Holder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 of the 1934 Act, as amended, of 4.99% or more of the then issued and outstanding Common Stock of the Company.

Section 10. Permissive Redemption. The Company has the right to redeem the Preferred Stock, in whole or in part, in cash at one hundred thirty (130%) percent of the Liquidation Value, as defined in the Amended Certificate of Secretary of the 8% Convertible Preferred Stock Series 97-G, for any Preferred Stock for which a Notice of Conversion has not been sent. Upon notice of its right to redeem the Preferred Stock, the Company shall wire transfer the appropriate amount of funds into an escrow account mutually agreed upon by both Company and Subscriber within three (3) business days of such notice. Additionally, if after the passage of three (3) business days from the receipt by the Subscriber of the notice of the Company's right to redeem the Preferred Stock and the time funds are received by the escrow agent, the Company has not deposited into escrow the appropriate amount of funds to redeem the Preferred Stock, the Company shall pay to the Subscriber an amount equal to five (5%) percent per month of the Liquidation Value of the Preferred Stock held by Subscriber on a pro rata basis in cash. After the escrow agent is in receipt of such funds, he shall notify the Subscriber to surrender the appropriate amount of Preferred Stock. If after three (3) business days from the date the notice of redemption is received by the Subscriber the funds have not been received by the escrow agent, then the Subscriber shall again have the right to convert the Preferred Stock and the Company shall have the right to redeem the Preferred Stock but only upon simultaneously sending a notice of redemption to the Subscriber and wire transferring the appropriate amount of funds.

Section 12. Mandatory Conversion. In the event the Shares have not been converted two (2) years from the Closing Date, the Shares shall automatically be converted as if the Subscriber voluntarily elected such conversion in accordance with the procedure, terms and conditions set forth in this Agreement.

Section 13. Registration or Exemption Requirements. Subscriber acknowledges and understands that the Securities may not be resold or otherwise transferred except in a transaction registered under the Act and any applicable state securities laws or unless an exemption from such registration is available. Subscriber understands that the Securities will be imprinted with a legend that prohibits the transfer of the Securities unless (i) they are registered or such registration is not required, and (ii) if the transfer is pursuant to an exemption from registration other than Rule 144 under the Act and, if the Company shall so request in writing, an opinion of counsel reasonably satisfactory to the Company is obtained to the effect that the transaction is so exempt.

Section 14. Legend. The certificates representing the Securities shall be subject to a legend restricting transfer under the Act, such legend to be substantially as follows:

"THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (TOGETHER WITH THE REGULATIONS PROMULGATED THEREUNDER, THE "SECURITIES ACT"), AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHIN THE UNITED STATES (AS THAT TERM IS DEFINED IN REGULATION S PROMULGATED UNDER THE SECURITIES ACT) OR TO A U.S. PERSON (AS THAT TERM IS DEFINED IN REGULATION S) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

The certificates representing the Securities, and each certificate issued in transfer thereof, will also bear any legend required under any applicable state securities law.

Upon receipt of the Notice of Conversion annexed hereto as Exhibit F the Company shall forward to the Transfer Agent an opinion substantially in the form annexed hereto as Exhibit G to have the legend removed and the company shall issue replacement certificates.

Section 15. Stock Delivery Instructions. The Preferred Stock Certificate shall be delivered to the Escrow Agent on a delivery versus payment basis as set forth in the Escrow Agreement.

Section 16. Closing Date. The date Escrow Agent receives the Securities and Purchase Price, and the conditions set forth in Sections 17 and 18 and the terms and conditions of the Escrow Agreement (Exhibit C) herein are satisfied or waived shall be the closing date (the "Closing Date"). The Closing Date shall be mutually agreed upon as to time and place.

Section 17. Conditions to the Company's Obligation to Sell. Subscriber understands that the Company's obligation to sell the Preferred Stock, Warrants and additional Restricted Shares are subject to the fulfillment or waiver as of the Closing Date of the following conditions:

(i) The receipt and acceptance by the Company of this Subscription Agreement and all duly executed Exhibits thereto by an authorized officer of the Company; and

(ii) Delivery into escrow by Subscriber of good cleared funds in the minimum amount of Five Hundred Thousand ($500,000.00) Dollars as payment in full for the purchase of the Securities; and

(iii) All representations and warranties of the Subscriber contained herein shall be true when made and remain true and correct as of the Closing Date; and

(iv) The Company shall have obtained all permits and qualifications required by any state for the offer and sale of the Preferred Stock and Warrants, or shall have the availability of exemptions therefrom. At the Closing Date, the sale and issuance of the Preferred Stock, Warrants, Restricted Shares, and the proposed issuance of the Common Stock underlying the Preferred Stock, Warrants and Restricted Shares shall be legally permitted by all laws and regulations to which the Subscriber and the Company are subject; and

(v) The Amended Certificate of Secretary for the Preferred Stock shall have been filed with the Utah Secretary of State; and

(vi) The Subscriber shall have performed and complied with all agreements and conditions herein agreed to be performed or complied with by him or her on or before the Closing Date.

Section 18. Conditions to Subscriber's Obligation to Purchase. The Company understands that Subscriber's obligation to purchase the Preferred Stock, Warrants and additional Restricted Shares is, subject to the fulfillment or waiver as of the Closing Date of the following conditions:

(i) Acceptance by Subscriber of a satisfactory Subscription Agreement and all duly executed Exhibits hereto for the sale of the Securities;

(ii) Delivery of the original Securities as described herein;

(iii) All representations and warranties of the Company contained herein shall remain true and correct as of the Closing Date; and

(iv) Receipt of opinion of counsel and filed Amended Certificate of Secretary.

(v) The Company shall have obtained all permits and qualifications required by any state for the offer and sale of the Preferred Stock, Warrants, and Restricted Shares, or shall have the availability of exemptions therefrom. At the Closing Date, the sale and issuance of the Preferred Stock, Warrants, and Restricted Shares shall be legally permitted by all laws and regulations to which the Company and Subscriber are subject.

(vi) The Subscriber shall have performed and complied with all agreements and conditions herein agreed to be performed or complied with by him or her on or before the Closing Date.

(vii) Receipt of a draft Regulation S opinion of counsel.

Section 19. Miscellaneous.

19.1 Governing Law/Jurisdiction. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of New York, except for matters arising under the Act, without reference to principles of conflicts of law. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the State of New York or the state courts of the State of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each party hereby agrees that if another party to this Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

19.2 Confidentiality. If for any reason the transactions contemplated by this Agreement are not consummated, each of the parties hereto shall keep confidential any information obtained from any other party (except information publicly available or in such party's domain prior to the date hereof, and except as required by court order) and shall promptly return to the other parties all schedules, documents, instruments, work papers or other written information, without retaining copies thereof, previously furnished by it as a result of this Agreement or in connection herewith.

19.3 Facsimile/Counterparts/Entire Agreement. Except as otherwise stated herein, in lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original. This Agreement may be executed in counterparts which shall be considered an original document and which together shall be considered a complete document. This Agreement and Exhibits hereto constitute the entire agreement between the Subscriber and the Company with respect to the subject matter hereof. This Agreement may be amended only by a writing executed by all parties.

19.4 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

19.5 Entire Agreement. This Agreement and Exhibits hereto constitute the entire agreement between the Subscriber and the Company with respect to the subject matter hereof. This Agreement may be amended only by a writing executed by all parties.

19.6 Reliance by Company. The Subscriber represents to the Company that the representations and warranties of the Subscriber contained herein are complete and accurate and may be relied upon by the Company in determining the availability of an exemption from registration under federal and state securities laws in connection with a private offering of securities.

19.7 Confidentiality. Each of the Company and the Subscriber agrees to keep confidential and not to disclose to or use for the benefit of any third party the terms of this Agreement or any other information which at any time is communicated by the other party as being confidential without the prior written approval of the other party; provided, however, that this provision shall not apply to information which, at the time of disclosure, is already part of the public domain (except by breach of this Agreement) and information which is required to be disclosed by law.

19.8 Fees. Except as referenced in the Escrow Agreement, each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby.

19.9 Authorization. Each of the parties hereto represents that the individual executing this Agreement on its behalf has been duly and appropriately authorized to execute the Agreement.

19.10 Finders Fee. A finders fee in the amount of fifty (50) shares of Preferred Stock, and Warrants to purchase ten thousand (10,000) shares of Common Stock of the Company shall be paid by the Company to Settondown Capital. The Company and Subscriber represent and warrant that there is no other finders fee, commission, or other remuneration, will be paid to any party in connection with the transactions set forth herein.

IN WITNESS WHEREOF, this Agreement was duly executed on the date first written below.

DOMINION CAPITAL, LTD.


By /s/ Barry W. Herman
   -------------------------
Name: Barry W. Herman
Title: Director

Executed this      day of January, 1998

Agreed to and Accepted on this    day of January 1998

SGI INTERNATIONAL

By /s/ John R. Taylor
   --------------------------
Title: Senior Vice President

FULL NAME AND ADDRESS OF SUBSCRIBER FOR REGISTRATION PURPOSES:

NAME:     Dominion Capital, Ltd.

ADDRESS:  Bahamas Financial Center
          Shirley & Charlotte Streets, 3rd Fl.
          P.O. Box CB 13136
          Nassau, Bahamas

TEL NO:

FAX NO:

CONTACT NAME:


DELIVERY INSTRUCTIONS (IF DIFFERENT FROM REGISTRATION NAME):

NAME:

ADDRESS:

TEL NO:

FAX NO:

CONTACT NAME:

SPECIAL INSTRUCTIONS: